Exhibit 99.1

Contact: Mark E. Secor
Chief Financial Officer
Phone: (219) 873-2611
Fax: (219) 874-9280
Date: July 20, 2011

FOR IMMEDIATE RELEASE

Horizon Bancorp Reports Record Year-to-Date Earnings

Michigan City, Indiana (NASDAQ GM: HBNC) – Horizon Bancorp today announced its unaudited financial results for the three and six month periods ended June 30, 2011.

SUMMARY:
•
Horizon’s second quarter 2011 net income was $3.1 million or $.83 diluted earnings per share, a 23.0% increase in net income from the same period in 2010 and the highest second quarter net income in the Company’s history.

•
Horizon’s net income for the first half of 2011 was $5.9 million or $1.57 diluted earnings per share, a 36.0% increase in net income from the same period in 2010 and the highest first half net income in the Company’s history.

•	Total deposits surpassed $1.0 billion at June 30, 2011 and increased $34.8 million from December 31, 2010.
•	Borrowings decreased by $30.6 million since December 31, 2010.
•	Net interest income, after provisions for loan losses, during the six months of 2011 was $19.7 million compared with $15.7 million for the same period in the prior year.
•	Horizon’s non-performing loans decreased by 6.7% in the second quarter of 2011 compared to the first quarter of 2011.
•	The provision for loan losses decreased to $2.9 million for the first six months of 2011 compared to $6.2 million for the same period in 2010.
•	The Company’s mortgage servicing asset recovered $728,000 of impairment during the first six months of 2011 as mortgage loan refinancing activity slowed.
•	Horizon’s tangible book value per share rose to $28.76 compared with $25.39 at the close of the second quarter of 2010.
•	Horizon’s capital ratios, including Tier 1 Capital to total risk weighted assets of 13.61%, continue to be well above the regulatory standards for well-capitalized banks.

Craig M. Dwight, President and CEO, stated: “Our continuing ability to generate record earnings reflects our commitment to balanced revenue streams and the tremendous dedication and quality of Horizon’s employees.  We have acquired new customers and expanded banking relationships with existing clients by providing exceptional service at competitive pricing.  We continued to win market share.”

“While a slowdown in residential mortgage lending and refinancing led to lower income from mortgage warehousing, other areas of our diversified and balanced business mix more than offset the declines. This is our strategy which is working as designed.”

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Pg. 2 cont. Horizon Bancorp Reports Record Year-to-Date Earnings

Mr. Dwight also stated: “The operating efficiencies implemented in the past several years have made us more productive and profitable.  Economic recovery is slow, with businesses and consumers remaining cautious and conservative.  We have focused on pursing every quality opportunity available to build and expand banking relationships.”

“An encouraging sign for Horizon and the economy is a measurable reduction of non-accrual loans and a decline in loans that are 30 to 89 days delinquent, which represent the highest risk for requiring additional loan loss reserves or restructuring.”

“We continue to develop initiatives to expand our product and service capabilities and build market share. In addition, we remain watchful for opportunities to grow organically by hiring exceptionally talented producers and for accretive acquisition opportunities in a consolidated banking market.”

Performance Highlights

Net income for the second quarter of 2011 was $3.1 million or $.83 diluted earnings per share, up 23% compared to $2.5 million or $.65 diluted earnings per share in the second quarter of 2010.

Net income for the first six months of 2011 rose 36% to $5.9 million or $1.57 diluted earnings per share, compared with $4.3 million or $1.09 diluted earnings per share in the first half of 2010.  This is the highest first six months of net income in the Company’s history.

Net interest income increased $609,000 for the first six months of 2011 compared to the same prior year period.  This was primarily due to an increase in the balance of interest earning assets partially offset by a slight decrease in the net interest margin.  The net interest margin was 3.62% in the first half of 2011 compared to 3.66% in the prior year for the same period.

The net interest margin decreased to 3.67% in the second quarter of 2011 from 3.78% for the three month period ending June 30, 2010.  The decrease in the net interest margin during the first and second quarters of 2011, as compared to the same periods in 2010 was primarily due to the decline in average mortgage warehouse loan volume and balances, which caused a corresponding increase in average federal funds sold and investments during the quarters at lower yields.

“We have operated our mortgage warehousing business for 12 years without a loss,” noted Mr. Dwight, “While it is subject to seasonal and rate-driven fluctuations in the mortgage market, it is an important part of our diversified income stream.  Mortgage warehouse loans in 2011 are significantly lower than in 2010, but this was anticipated.  Overall, in an environment that has caused margin compression, we were satisfied with our ability to maintain relative stability in our net interest margin.”

Lending Activity

With respect to Horizon’s lending activities, Mr. Dwight commented, “Horizon’s overall loan activity continues to be a challenge, given the local and national economies.  Given this challenge, Horizon has increased its marketing and outbound calling efforts in order to increase market share.  In addition, we continue to pursue the hiring of good people to help fuel our expansion efforts.”

Total loans decreased during the first six months as the balance of mortgage warehouse loans decreased $48.7 million from December 31, 2010 as a result of decreased refinancing activity.

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Pg. 3 cont. Horizon Bancorp Reports Record Year-to-Date Earnings

Residential mortgage loan activity during the second quarter of 2011 generated $1.3 million of income from the gain on sale of mortgage loans, down $366,000 from the same period in 2010 but an increase of $775,000 from the first quarter of 2011.  In addition, Horizon recognized a gain on the sale of securities of $365,000 during the second quarter of 2011 as the result of restructuring a portion of the investment portfolio.

The provision for loan losses was $1.3 million in the second quarter 2011, which was approximately $1.7 million less than the provision for the same period of the prior year.  The 2011 second quarter provision was $216,000 less than the 2011 first quarter provision and was the lowest quarterly provision since the first quarter of 2008.

The ratio of allowance for loan losses to total loans increased to 2.20% from 2.11% as of June 30, 2011 and December 31, 2010, respectively.  The increase in the ratio was due to an overall decline in total loan balances since the total non-performing loan balance amount also decreased.  Horizon’s net loans charged off decreased during the second quarter of 2011 to $1.8 million compared to $2.6 million in second quarter 2010.

Non-performing loans totaled $20.6 million on June 30, 2011, down from $22.1 million on March 31, 2011, and from $21.2 million on June 30, 2010.  As a percentage of total loans non-performing loans were 2.44% on June 30, 2011, down from 2.71% on March 31, 2011, but up from 2.26% on June 30, 2010.  The increase from a year ago was due to a decrease in total loans.

The decrease of non-performing loans from the prior quarter was primarily due to lower non-performing mortgage loans, partially offset by higher non-performing installment and commercial loans.  Non-performing mortgage loans declined from $8.7 million at March 31, 2011, to $7.0 million on June 30, 2011.  This decrease was primarily due to $2.7 million of loans moving to OREO during the quarter.  It was also reduced by $384,000 for a loan brought current and $659,000 of charge-offs.  These reductions were partially offset by the addition of $2.1 million of mortgage loans to non-performing status.

Non-performing installment loans increased from $3.9 million on March 31, 2011 to $4.0 million during the quarter.  Non-performing commercial loans increased from $9.4 million on March 31, 2011 to $9.6 million on June 30, 2011.

“We have confidence in our credit analysis and risk management capabilities,” said Mr. Dwight. “We believe the decrease in total non-performing loans indicates a slowing of financial problems caused by the sluggish economy, challenging employment conditions, and a housing market that continues to struggle with an overload of inventory.”

“We continue to reserve for potential loan losses, but we believe the outlook is significantly more encouraging than a year ago.  Because our non-performing assets represent a small percentage of our total loans, and our capital position remains strong, we are able to seek out new quality lending opportunities that other banks are not able to pursue because of their financial or regulatory situation.  We are not afraid to lend.”

Real estate and installment non-performing loans on June 30, 2011 include $1.7 million and $2.7 million, respectively, of loans in bankruptcy.  This compares to $1.8 million and $2.0 million on March 31, 2011.  These loans are not considered troubled debt restructures (TDRs) while they are

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Pg. 4 cont. Horizon Bancorp Reports Record Year-to-Date Earnings going through bankruptcy, a process that can take six to eighteen months.  The Company’s experience with loans in bankruptcy has demonstrated that some debtors continue to make payments during the bankruptcy process, many reaffirm their obligations to the Company when they come out of bankruptcy, and some loans are discharged or restructured by the court.

TDRs are also included in total non-performing loans.  TDRs increased from $4.7 million on March 31, 2011 to $6.1 million on June 30, 2011.  Of these, $3.9 million were mortgage loans, $1.4 million were commercial loans, and $793,000 were consumer installment loans.  The increase was primarily due to the addition of one commercial loan to a developer totaling $841,000 and a mortgage and second mortgage to one individual totaling $1.1 million.  The commercial loan did not increase the total non-performing loans since it was comprised of the refinancing of several previously non-performing commercial loans.

Non-accrual loans totaled $14.4 million on June 30, 2011, down from $17.4 million on March 31, 2011, and $17.7 million on June 30, 2010.  On June 30, 2011, non-accrual commercial loans were the largest component at $8.2 million.  Non-accrual commercial loans to hotel owners totaled $4.3 million, with no other group over $1.0 million.  Loans 90 days delinquent but still on accrual totaled $55,000 on June 30, 2011, similar to $57,000 on March 31, 2011, and down from $77,000 on June 30, 2010.  Horizon’s policy is to place loans over 90 days delinquent on non-accrual status unless they are in the process of collection and a full recovery is expected.

Other Real Estate Owned (OREO) totaled $4.1 million on June 30, 2011, up from $2.3 million on March 31, 2011, and $2.9 million on June 30, 2010.  During the quarter five properties with a book value of $477,000 as of March 31, 2010 were sold.   Seventeen properties with a book value of $2.4 million on June 30, 2011 were transferred to OREO status during the quarter.  On June 30, 2011, OREO was comprised of 28 properties.  Of these, five totaling $1.6 million were commercial properties and 23 totaling $2.5 million were residential real estate.

Expense Management

Total non-interest expenses were $303,000 higher in the second quarter of 2011 compared to the second quarter of 2010 and $1.0 million higher for the six months ended June 30, 2011 compared to the same period in the prior year.  Salaries and employee benefits increased $280,000 compared to the same quarter in 2010 and $843,000 compared to the same six-month period of 2010.  These increases are primarily the result of additional payroll expense from the consolidation of the American Trust & Savings Bank transaction that closed at the end of the second quarter of 2010, the expansion into Portage, Michigan, and annual merit pay increases.  Other losses during the second quarter of 2011 included a write down on bank owned property of $140,000.

Mr. Dwight explained: “Our increased investment in people and facilities has directly resulted in income production.  We expect these expenditures to generate additional income for Horizon well in excess of the related cost.”

Diluted earnings per share were reduced by $.08 and $.16 for the three and six months ending June 30, 2011, respectively, and $.11 and $.22 for the three and six months ending June 30, 2010, respectively, due to the decrease in preferred stock dividends and the accretion of the discount on the preferred stock.  The reduction in 2011 on the preferred stock dividend and the accretion of the discount on the preferred stock was due to the repurchase of $6.25 million of preferred stock issued pursuant to the US Treasury’s Capital Purchase Program during the fourth quarter of 2010.

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Pg. 5 cont. Horizon Bancorp Reports Record Year-to-Date Earnings

Horizon has applied to the US Treasury Department to make its second $6.25 million repurchase of preferred stock.  In addition, Horizon has applied to the US Treasury to participate in the Small Business Lending Fund.  Both applications are still pending approval from the US Treasury and at this time Horizon is not aware of any issues that would cause a denial of its applications.

Mr. Dwight concluded: “Horizon’s business model continues to perform well during these challenging times, and as a result, we believe it will provide us with new opportunities.  We also believe that the increase in regulatory burdens on banks and the decreasing fee revenue most banks are facing are likely to result in continued consolidation in the banking industry, and Horizon’s historical performance has positioned us well for these opportunities.”

Horizon Bancorp is a locally owned, independent, commercial bank holding company serving Northern Indiana and Southwest Michigan.  Horizon also offers mortgage-banking services throughout the Midwest. Horizon Bancorp may be reached online at www.accesshorizon.com.  Its common stock is traded on the NASDAQ Global Market under the symbol HBNC.

This press release may contain forward-looking statements regarding the financial performance, business prospects, growth and operating strategies of Horizon. For these statements, Horizon claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements in this press release should be considered in conjunction with the other information available about Horizon, including the information in the filings we make with the Securities and Exchange Commission. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include risk factors relating to the banking industry and the other factors detailed from time to time in Horizon’s reports filed with the Securities and Exchange Commission, including those described in “Item 1A Risk Factors” of Part I of Horizon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date hereof. Horizon does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.

Contact:	Horizon Bancorp
Mark E. Secor
Chief Financial Officer
(219) 873-2611
Fax: (219) 874-9280

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HORIZON BANCORP
Financial Highlights
(Dollars in thousands except share and per share data and ratios, Unaudited)

	June 30	March 31	December 31	September 30	June 30
	2011	2011	2010	2010	2010
Balance sheet:
Total assets	$1,413,737	$1,382,390	$1,400,919	$1,485,058	$1,464,415
Investment securities	460,449	445,988	391,939	397,694	410,284
Commercial loans	338,439	335,758	330,018	329,230	326,401
Mortgage warehouse loans	75,057	49,034	123,743	193,848	156,915
Residential mortgage loans	163,803	164,240	162,435	165,234	168,238
Installment loans	261,971	260,525	266,681	270,503	271,241
Earning assets	1,316,452	1,274,171	1,307,313	1,387,594	1,360,488
Non-interest bearing deposit accounts	113,747	111,155	107,606	105,376	99,291
Interest bearing transaction accounts	567,456	531,250	508,953	506,031	529,612
Time deposits	339,073	359,004	368,939	388,076	394,092
Borrowings	230,141	224,358	260,741	318,516	282,137
Subordinated debentures	30,630	30,607	30,584	30,562	30,539
Common stockholders' equity	103,206	97,802	94,066	95,686	92,127
Total stockholders’ equity	121,507	116,060	112,283	120,112	116,512

Income statement:	Three months ended
Net interest income	$11,463	$11,067	$13,075	$12,620	$11,368
Provision for loan losses	1,332	1,548	2,664	2,657	3,000
Other income	4,448	4,314	4,961	5,648	4,923
Other expenses	10,487	10,258	11,576	11,257	10,184
Income tax expense	999	810	926	1,075	592
Net income	3,093	2,765	2,870	3,279	2,515
Preferred stock dividend	(277)	(276)	(349)	(353)	(352)
Net income available to common shareholders	2,816	2,489	2,521	2,926	2,163

Per share data:
Basic earnings per share	$0.86	$0.76	$0.77	$0.89	$0.66
Diluted earnings per share	0.83	0.74	0.75	0.88	0.65
Cash dividends declared per common share	0.17	0.17	0.17	0.17	0.17
Book value per common share	31.32	29.76	28.68	29.17	28.10
Tangible book value per common share	28.76	27.17	26.04	26.50	25.39
Market value - high	$27.92	$29.19	$26.99	$22.60	$22.81
Market value - low	$26.50	$26.20	$21.89	$21.15	$19.48
Weighted average shares outstanding - Basic	3,291,833	3,283,143	3,280,331	3,279,201	3,278,392
Weighted average shares outstanding - Diluted	3,376,969	3,383,175	3,362,118	3,336,634	3,333,768

Key ratios:
Return on average assets	0.89%	0.80%	0.79%	0.90%	0.75%
Return on average common stockholders' equity	11.25	10.55	10.22	12.12	9.33
Net interest margin	3.67	3.57	4.01	3.84	3.78
Loan loss reserve to total loans	2.20	2.34	2.11	1.85	1.77
Non-performing loans to loans	2.44	2.71	2.38	2.22	2.26
Average equity to average assets	8.51	8.14	8.22	8.32	8.67
Bank only capital ratios:
Tier 1 capital to average assets	9.03	8.83	8.60	8.53	8.92
Tier 1 capital to risk weighted assets	13.61	13.56	12.70	11.69	11.89
Total capital to risk weighted assets	14.87	14.79	13.96	12.94	13.15

Loan data:
30 to 89 days delinquent	$4,903	$6,948	$5,907	$9,084	$8,637
90 days and greater delinquent - accruing interest	55	57	358	833	77
Trouble debt restructures - accruing interest	4,227	4,014	4,119	3,445	3,414
Trouble debt restructures - non-accrual	1,912	682	278	463	-
Non-accrual loans	14,430	17,359	16,673	16,939	17,682
Total non-performing loans	20,624	22,112	21,428	21,680	21,173

HORIZON BANCORP
Financial Highlights
(Dollars in thousands except share and per share data and ratios, Unaudited)

	June 30	June 30
	2011	2010
Balance sheet:
Total assets	$1,413,737	$1,464,415
Investment securities	460,449	410,284
Commercial loans	338,439	326,401
Mortgage warehouse loans	75,057	156,915
Residential mortgage loans	163,803	168,238
Installment loans	261,971	271,241
Earning assets	1,316,452	1,360,488
Non-interest bearing deposit accounts	113,747	99,291
Interest bearing transaction accounts	567,456	529,612
Time deposits	339,073	394,092
Borrowings	230,141	282,137
Subordinated debentures	30,630	30,539
Common stockholders' equity	103,206	92,127
Total stockholders’ equity	121,507	116,512

Income statement:	Six months ended
Net interest income	$22,530	$21,921
Provision for loan losses	2,880	6,233
Other income	8,762	9,297
Other expenses	20,745	19,738
Income tax expense	1,809	941
Net income	5,858	4,306
Preferred stock dividend	(553)	(704)
Net income available to common shareholders	5,305	3,602

Per share data:
Basic earnings per share	$1.61	$1.10
Diluted earnings per share	1.57	1.09
Cash dividends declared per common share	0.34	0.34
Book value per common share	31.32	28.14
Tangible book value per common share	28.76	25.42
Market value - high	$29.19	$22.81
Market value - low	$26.20	$16.44
Weighted average shares outstanding - Basic	3,287,258	3,274,327
Weighted average shares outstanding - Diluted	3,379,458	3,316,671

Key ratios:
Return on average assets	0.85%	0.65%
Return on average common stockholders' equity	10.91	7.86
Net interest margin	3.62	3.66
Loan loss reserve to total loans	2.20	1.77
Non-performing loans to loans	2.44	2.26
Average equity to average assets	8.34	8.69
Bank only capital ratios:
Tier 1 capital to average assets	9.03	8.92
Tier 1 capital to risk weighted assets	13.61	11.89
Total capital to risk weighted assets	14.87	13.15

Loan data:
30 to 89 days delinquent	$4,903	$8,637
90 days and greater delinquent - accruing interest	55	77
Trouble debt restructures - accruing interest	4,227	3,414
Trouble debt restructures - non-accrual	1,912	-
Non-accrual loans	14,430	17,682
Total non-performing loans	20,624	21,173

HORIZON BANCORP

Allocation of the Allowance for Loan and Lease Losses
(Dollars in Thousands, Unaudited)

	June 30	March 31	December 31	September 30	June 30
	2011	2011	2010	2010	2010
Commercial	$7,078	$8,609	$7,554	$7,029	$6,204
Real estate	1,710	2,357	2,379	1,957	1,536
Mortgage warehousing	1,516	1,421	1,435	1,441	1,362
Consumer	8,282	6,703	7,696	7,603	7,441
Unallocated	-	-	-	-	-
Total	$18,586	$19,090	$19,064	$18,030	$16,543

Net Charge-offs
(Dollars in Thousands, Unaudited)

	Three months ended
	June 30	March 31	December 31	September 30	June 30
	2011	2011	2010	2010	2010
Commercial	$366	$59	$426	$485	$884
Real estate	659	82	128	86	288
Mortgage warehousing	-	-	-	-	-
Consumer	811	1,380	1,076	599	1,406
Total	$1,836	$1,521	$1,630	$1,170	$2,578

Total Non-performing Loans
(Dollars in Thousands, Unaudited)

	June 30	March 31	December 31	September 30	June 30
	2011	2011	2010	2010	2010
Commercial	$9,613	$9,428	$8,082	$8,855	$9,805
Real estate	6,983	8,744	9,326	8,467	8,021
Mortgage warehousing	-	-	-	-	-
Consumer	4,028	3,940	4,020	4,358	3,347
Total	$20,624	$22,112	$21,428	$21,680	$21,173

Other Real Estate Owned and Repossessed Assets
(Dollars in Thousands, Unaudited)

	June 30	March 31	December 31	September 30	June 30
	2011	2011	2010	2010	2010
Commercial	$1,414	$1,443	$1,622	$2,751	$623
Real estate	2,679	839	1,042	1,283	2,160
Mortgage warehousing	-	-	-	-	-
Consumer	16	8	-	107	70
Total	$4,109	$2,290	$2,664	$4,141	$2,853

HORIZON BANCORP

Loan Portfolio Detail

June 30, 2011 (Unaudited)	Loan Balance	Non-Performing Loans	Percent of Loans	Specific Reserves on Non-Performing Loans	Percent of Non-performing Loans
Owner occupied real estate	$125,418	$2,471	1.97%	$374	15.14%
Non owner occupied real estate	141,537	5,527	3.90%	665	12.03%
Residential development	10,718	214	2.00%	125	58.41%
Commercial and industrial	60,766	1,401	2.31%	326	23.27%
Total commercial	338,439	9,613	2.84%	1,490	15.50%

Residential mortgage (1)	159,316	6,486	4.07%	318	4.90%
Residential construction	8,830	497	5.63%	-	0.00%
Mortgage warehouse	75,057	-	0.00%	-	0.00%
Total real estate	243,203	6,983	2.87%	318	4.55%

Direct installment	24,265	276	1.14%	562	203.62%
Indirect installment	125,535	1,235	0.98%	13	1.05%
Home equity	112,171	2,517	2.24%	776	30.83%
Total consumer	261,971	4,028	1.54%	1,351	33.54%

Total loans	843,613	20,624	2.44%	3,159	15.32%
Allowance for loan losses	(18,586)
Net loans	$825,027	$20,624	2.50%	$3,159

(1) Residential mortgage total includes Held for Sale mortgage loans

December 31, 2010	Loan Balance	Non-Performing Loans	Percent of Loans	Specific Reserves on Non-Performing Loans	Percent of Non-performing Loans
Owner occupied real estate	$125,909	$1,042	0.83%	$385	36.95%
Non owner occupied real estate	137,073	6,329	4.62%	665	10.51%
Residential development	8,694	266	3.06%	142	53.38%
Commercial and industrial	58,342	445	0.76%	265	59.55%
Total commercial	330,018	8,082	2.45%	1,457	18.03%

Residential mortgage (1)	173,800	9,326	5.37%	969	10.39%
Residential construction	7,468	-	0.00%	-	0.00%
Mortgage warehouse	123,743	-	0.00%	-	0.00%
Total real estate	305,011	9,326	3.06%	969	10.39%

Direct installment	25,058	287	1.15%	976	340.07%
Indirect installment	128,129	1,431	1.12%	-	0.00%
Home equity	113,494	2,302	2.03%	-	0.00%
Total consumer	266,681	4,020	1.51%	976	24.28%

Total loans	901,710	21,428	2.38%	3,402	15.88%
Allowance for loan losses	(19,064)
Net loans	$882,646	$21,428	2.43%	$3,402

(1) Residential mortgage total includes Held for Sale mortgage loans

HORIZON BANCORP AND SUBSIDIARIES
Average Balance Sheets
(Dollar Amounts in Thousands, Unaudited)

	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate
ASSETS
Interest-earning assets
Federal funds sold	$14,529	$5	0.14%	$10,968	$4	0.15%
Interest-earning deposits	8,333	5	0.24%	6,988	4	0.23%
Investment securities-taxable	351,596	2,776	3.17%	283,883	2,509	3.54%
Investment securities-non-taxable(1)	112,279	1,035	5.28%	110,940	1,078	5.73%
Loans receivable(2)	814,581	11,891	5.86%	849,296	13,212	6.25%
Total interest-earning assets(1)	1,301,318	15,712	4.98%	1,262,075	16,807	5.51%

Noninterest-earning assets
Cash and due from banks	15,476			14,904
Allowance for loan losses	(19,089)			(16,723)
Other assets	96,056			92,376

	$1,393,761			$1,352,632

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities
Interest-bearing deposits	$893,836	$2,195	0.98%	$840,647	$2,706	1.29%
Borrowings	224,864	1,600	2.85%	264,964	2,338	3.54%
Subordinated debentures	31,446	454	5.79%	30,181	395	5.25%
Total interest-bearing liabilities	1,150,146	4,249	1.48%	1,135,792	5,439	1.92%

Noninterest-bearing liabilities
Demand deposits	115,659			90,301
Accrued interest payable and other liabilities	9,297			9,216
Shareholders' equity	118,659			117,323

	$1,393,761			$1,352,632

Net interest income/spread		$11,463	3.50%		$11,368	3.59%

Net interest income as a percent of average interest earning assets (1)			3.67%			3.78%

(1)
Securities balances represent daily average balances for the fair value of securities. The average rate is calculated based on the daily average balance for the amortized cost of securities.  The average rate is presented on a tax equivalent basis.

(2)	Includes fees on loans. The inclusion of loan fees does not have a material effect on the average interest rate.

HORIZON BANCORP AND SUBSIDIARIES
Average Balance Sheets
(Dollar Amounts in Thousands, Unaudited)

	Six Months Ended			Six Months Ended
	June 30, 2011			June 30, 2010
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate
ASSETS
Interest-earning assets
Federal funds sold	$38,740	$44	0.23%	$39,431	$13	0.07%
Interest-earning deposits	5,771	6	0.21%	5,928	38	1.29%
Investment securities - taxable	326,790	5,236	3.23%	268,949	4,912	3.68%
Investment securities - non-taxable (1)	113,281	2,078	5.07%	111,604	2,159	5.42%
Loans receivable (2)	817,468	23,779	5.88%	830,429	25,817	6.28%
Total interest-earning assets(1)	1,302,050	31,143	4.95%	1,256,341	32,939	5.43%

Noninterest-earning assets
Cash and due from banks	15,039			14,381
Allowance for loan losses	(19,077)			(16,365)
Other assets	96,513			88,667

	$1,394,525			$1,343,024

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities
Interest-bearing deposits	$898,635	$4,532	1.02%	$834,775	$5,469	1.32%
Borrowings	226,161	3,177	2.83%	267,145	4,781	3.61%
Subordinated debentures	31,446	904	5.80%	29,015	768	5.34%
Total interest-bearing liabilities	1,156,242	8,613	1.50%	1,130,935	11,018	1.96%

Noninterest-bearing liabilities
Demand deposits	112,618			86,501
Accrued interest payable and other liabilities	9,390			8,822
Shareholders' equity	116,275			116,766

	$1,394,525			$1,343,024

Net interest income/spread		$22,530	3.45%		$21,921	3.46%

Net interest income as a percent of average interest earning assets (1)			3.62%			3.66%

(1)
Securities balances represent daily average balances for the fair value of securities. The average rate is calculated based on the daily average balance for the amortized cost of securities.  The average rate is presented on a tax equivalent basis.

(2)	Includes fees on loans. The inclusion of loan fees does not have a material effect on the average interest rate.

HORIZON BANCORP AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Dollar Amounts in Thousands)

	June 30	December 31
	2011	2010
	(Unaudited)
Assets
Cash and due from banks	$20,832	$15,683
Investment securities, available for sale	449,817	382,344
Investment securities, held to maturity	10,632	9,595
Loans held for sale	4,343	18,833
Loans, net of allowance for loan losses of $18,586 and $19,064	820,684	863,813
Premises and equipment	33,255	34,194
Federal Reserve and Federal Home Loan Bank stock	12,390	13,664
Goodwill	5,910	5,910
Other intangible assets	2,515	2,741
Interest receivable	6,778	6,519
Cash value life insurance	27,611	27,195
Other assets	18,970	20,428
Total assets	$1,413,737	$1,400,919
Liabilities
Deposits
Non-interest bearing	$113,747	$107,606
Interest bearing	906,529	877,892
Total deposits	1,020,276	985,498
Borrowings	230,141	260,741
Subordinated debentures	30,630	30,584
Interest payable	705	781
Other liabilities	10,478	11,032
Total liabilities	1,292,230	1,288,636
Commitments and contingent liabilities
Stockholders’ Equity
Preferred stock, no par value, $1,000 liquidation value
Authorized, 1,000,000 shares
Issued 18,750 shares	18,301	18,217
Common stock, $.2222 stated value
Authorized, 22,500,000 shares
Issued, 3,329,576 and 3,300,659 shares	1,139	1,122
Additional paid-in capital	10,471	10,356
Retained earnings	84,417	80,240
Accumulated other comprehensive income	7,179	2,348
Total stockholders’ equity	121,507	112,283
Total liabilities and stockholders’ equity	$1,413,737	$1,400,919

HORIZON BANCORP AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Dollar Amounts in Thousands, Except Per Share Data)

	Three Months Ended June 30		Six Months Ended June 30
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income
Loans receivable	$11,891	$13,212	$23,779	$25,817
Investment securities
Taxable	2,786	2,517	5,286	4,963
Tax exempt	1,035	1,078	2,078	2,159
Total interest income	15,712	16,807	31,143	32,939
Interest Expense
Deposits	2,195	2,706	4,532	5,469
Borrowed funds	1,600	2,338	3,177	4,781
Subordinated debentures	454	395	904	768
Total interest expense	4,249	5,439	8,613	11,018
Net Interest Income	11,463	11,368	22,530	21,921
Provision for loan losses	1,332	3,000	2,880	6,233
Net Interest Income after Provision for Loan Losses	10,131	8,368	19,650	15,688
Other Income
Service charges on deposit accounts	825	964	1,620	1,829
Wire transfer fees	137	185	245	325
Interchange fees	639	560	1,184	1,014
Fiduciary activities	932	1,007	1,895	2,002
Gain on sale of securities	365	131	639	131
Gain on sale of mortgage loans	1,308	1,674	1,841	3,056
Mortgage servicing income net of impairment	99	(97)	863	(32)
Increase in cash surrender value of bank owned life insurance	211	197	416	353
Other income	(68)	302	59	619
Total other income	4,448	4,923	8,762	9,297
Other Expenses
Salaries and employee benefits	5,470	5,190	10,831	9,988
Net occupancy expenses	1,039	979	2,120	2,041
Data processing	494	570	901	972
Professional fees	331	530	680	1,001
Outside services and consultants	386	424	767	789
Loan expense	694	771	1,456	1,521
FDIC insurance expense	303	408	690	796
Other losses	246	10	277	37
Other expenses	1,524	1,302	3,023	2,593
Total other expenses	10,487	10,184	20,745	19,738
Income Before Income Tax	4,092	3,107	7,667	5,247
Income tax expense	999	592	1,809	941
Net Income	3,093	2,515	5,858	4,306
Preferred stock dividend and discount accretion	(277)	(352)	(553)	(704)
Net Income Available to Common Shareholders	$2,816	$2,163	$5,305	$3,602
Basic Earnings Per Share	$0.86	$0.66	$1.61	$1.10
Diluted Earnings Per Share	0.83	0.65	1.57	1.09